Exhibit 99.1

Investor Relations	Press Contact
Debbie Laudermilk	Rebecca Gonzales
Investor Relations Specialist	Director of Corporate Marketing
512.381.3931	512.381.3922
Investor.relations@sigmatel.com	Press@sigmatel.com

SIGMATEL UPDATES GUIDANCE FOR FIRST QUARTER 2006

AUSTIN, Texas (March 29, 2005) – SigmaTel, Inc. (NASDAQ: SGTL) a leader in mixed-signal multimedia semiconductors, today announced that it expects revenue for the quarter ending March 31, 2006 to be in the range of $30 million to $35 million. Gross margins will be approximately 49%, plus or minus a percentage point for the quarter which is lower than previously expected. Based on these revisions, both GAAP and pro forma net loss and loss per share will be considerably lower than the previous guidance that we provided on January 31, 2006. Contributing to the lower income is a negative impact on the Company’s non-cash deferred income taxes, due to its international tax and IP migration strategy. This negative impact could be approximately $0.50 per share. The Company is evaluating alternatives relative to this tax strategy and is not providing specific revised EPS guidance at this time.

“Several factors have negatively impacted the company’s results for the first quarter. First, one of our large customer’s transition from the 3500 family to the 3600 family of portable multimedia SoCs proceeded more slowly than expected, causing the customer’s 3600 orders to slip to the second quarter,” reported Ron Edgerton, SigmaTel’s president and CEO Another factor was the market’s slower than expected adoption of the STFM 1000 which was due to firmware issues and delays in reference designs. Consequently, the company’s FM Tuner bundling strategy, which is being used to compete in the fiercely competitive low end of the market, was hampered. Finally, the availability of a complete hardware and firmware solution for the public casings customers created order delays. The company believes that it is successfully addressing these factors.

Another significant market factor affecting the company’s performance was the precipitous declines in NAND flash prices. The company believes these declines caused OEMs to postpone orders from suppliers, resulting in lower than expected customer orders for SigmaTel’s portable multimedia SoCs in the first quarter of 2006. Reports of independent industry experts indicate that 2 Gb NAND spot and contract prices have dropped over 40% since the beginning of the year. “The NAND pricing instability only exacerbates the typical seasonality for the MP3 market and customers have postponed

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SigmaTel Updates Guidance for Third Quarter 2005

ordering product until they have worked through their higher priced inventory and NAND prices have stabilized,” stated Ron Edgerton. “Customers have indicated that European demand could be as much as 40% lower in the first quarter compared to the fourth quarter of 2005. Regardless, our results are disappointing and we have put in place several initiatives to return SigmaTel to operational excellence.”

The company has announced several management changes. Phil Pompa has been named Senior Vice President of Portable Systems Group with the goal of establishing the operational excellence that he brought to the Integrated Components Group. Steve Beatty will replace Pompa as the Senior Vice President of the Integrated Components Group and Danny Mulligan has been promoted to Senior Vice President of Operations and Technology. In addition, Jose Lau has been promoted to Senior Vice President of Asia.

SigmaTel, Inc. has scheduled a conference call for 3:30 pm (CST) today to provide commentary and answer questions regarding the revised outlook. Investors may listen through the investor relations website at www.ir.sigmatel.com.

About SigmaTel:

SigmaTel, Inc., a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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